UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2006

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1355 Sansome Street, San Francisco CA	94111
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On January 19, 2006, PlanetOut Inc. (“PlanetOut”) and its newly created wholly owned subsidiary, Shuttlecraft Acquisition Corp. (“SAC”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with RSVP Productions, Inc. (“RSVP”), a Minnesota corporation, and Paul Figlmiller (the “Stockholder”), an individual and the holder of the majority of the outstanding shares of stock in RSVP. The Purchase Agreement contemplates that SAC will acquire substantially all of the assets and assume certain liabilities of RSVP (the “RSVP Acquisition”), in a closing (the “Closing”) expected to occur on March 4, 2006.
     The total consideration to be paid at Closing by PlanetOut will be approximately: (i) $6.5 million, subject to adjustment based on RSVP’s net cash at Closing (the “Purchase Price”); plus (ii) a reimbursement amount for certain advertising and market expenses incurred by RSVP prior to Closing (currently estimated to be approximately $300,000); minus (iii) the outstanding principal and interest due at Closing under PlanetOut’s Loan to RSVP (described in more detail below). Fifteen percent of the Purchase Price will be deposited in escrow at the Closing to secure the indemnification obligations of RSVP and the Stockholder under the Purchase Agreement.
     The Purchase Agreement further contemplates that RSVP may be entitled to receive additional earn-out payments of up to $3.0 million based on SAC’s Revenue and Net Income (as those terms are defined in the Purchase Agreement) for each of the years ending December 31, 2007 (the “2007 Earn-Out Payment”) and December 31, 2008 (the “2008 Earn-Out Payment”) (collectively with the 2007 Earn-Out Payment, the “Earn-Out Payments”). The Earn-Out Payments, if any, will be paid no later than March 15, 2008 (in the case of the 2007 Earn-Out Payment) and no later than March 15, 2009 (in the case of the 2008 Earn-Out Payment). The Earn-Out Payments, if any, may be paid in either cash or shares of the common stock of PlanetOut, at PlanetOut’s discretion. Under the Purchase Agreement, PlanetOut has agreed to provide SAC with a minimum of $500,000 in 2006, and a minimum of $500,000 (or, if more, 50% of the SAC’s 2006 pro forma net income) in 2007, to fund ship deposits. Until the end of the earn-out period on December 31, 2008, PlanetOut has also agreed to provide, without charge, marketing and promotional support to RSVP (prior to Closing) and SAC (following the Closing), not to exceed $1,500,000 in value, based on mutual agreements and PlanetOut’s published rates.
     In connection with its entry into the Purchase Agreement, PlanetOut has also agreed to make a working capital loan (the “Loan”) to RSVP in the principal amount of up to $1.4 million, to be advanced to RSVP from time to time prior to Closing on the terms and conditions set forth in a Loan and Security Agreement by and between PlanetOut and RSVP entered into contemporaneously with the Purchase Agreement (the “Loan Agreement”). The Loan will be secured by a second lien on all of RSVP’s assets, will have a maturity date of the earlier of the Closing or September 2006 and will bear interest at the short term applicable federal rate through March 2006 and thereafter at 10% per annum, compounded monthly.
     Consummation of the RSVP Acquisition remains subject to various closing conditions, including the absence of legal impediments to the Closing and the accuracy of the representations and warranties made by RSVP and PlanetOut under the Purchase Agreement (subject to certain qualifications).
     The foregoing description of the Purchase Agreement and the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Loan Agreement, which Agreements are filed as Exhibits 2.1 and 2.2 hereto and are incorporated by reference herein.
     A press release announcing the foregoing transactions is also attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
2.1	Asset Purchase Agreement dated January 19, 2006, by and among: RSVP Productions, Inc. (“RSVP”), a Minnesota corporation; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; Shuttlecraft Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PlanetOut; and Paul Figlmiller, an individual.

2.2	Loan and Security Agreement dated January 19, 2006, by and between PlanetOut and RSVP.

99.1	Press Release dated January 23, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: January 24, 2006	By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup
Executive Vice President, Chief Operating Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

2.1	Asset Purchase Agreement dated January 19, 2006, by and among: RSVP Productions, Inc. (“RSVP”), a Minnesota corporation; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; Shuttlecraft Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PlanetOut; and Paul Figlmiller, an individual.

2.2	Loan and Security Agreement dated January 19, 2006, by and between PlanetOut and RSVP.

99.1	Press Release dated January 23, 2006.